Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Partners Reports First Quarter 2023 Financial Results

Results for the First Quarter of 2023
•Net income of $9.9 million, or $0.42 per common unit
•Adjusted EBITDA of $12.5 million and distributable cash flow of $10.8 million
•Quarterly cash distribution of $0.455 per unit
•Distribution coverage ratio of 1.00x; LTM distribution coverage ratio of 1.02x.
•Leverage ratio, net of cash; 0.79x Adjusted EBITDA

OMAHA, Neb., May 4, 2023 (BUSINESS WIRE) - Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2023. Net income attributable to the partnership was $9.9 million, or $0.42 per common unit, for the first quarter of 2023, compared with net income of $10.4 million, or $0.44 per common unit, for the same period in 2022.

The partnership also reported adjusted EBITDA of $12.5 million and distributable cash flow of $10.8 million for the first quarter of 2023, compared with adjusted EBITDA of $12.6 million and distributable cash flow of $11.2 million for the same period in 2022. Distribution coverage was 1.00x for the three months ended March 31, 2023.

“Consistent cash flow driven by reliable operations allowed the partnership to maintain its cash distribution to unitholders,” said Todd Becker, President and Chief Executive Officer. “We believe strong utilization rates from our parent, coupled with our continued low leverage, positions the partnership to deliver dependable financial results.”

First Quarter Highlights and Recent Developments
•On April 20, 2023, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.455 per unit, or approximately $10.8 million, for the first quarter of 2023. The distribution is payable on May 12, 2023, to unitholders of record at the close of business on May 5, 2023.

Results of Operations
Consolidated revenues for the three months ended March 31, 2023 increased by $1.7 million compared with the same period for 2022 primarily due to an increase in transportation service fees charged as a result of upgrading our leased railcar fleet to comply with government regulations and higher railcar volumetric capacity. Operations and maintenance expenses increased by $1.7 million for the three months ended March 31, 2023, compared with the same period for 2022, primarily due $1.5 million in higher railcar lease expense as a result of upgrading our leased railcar fleet.

During the first quarter of 2023, Green Plains Inc.’s average production utilization rate was approximately 87.5% of capacity. Ethanol throughput was 208.1 million gallons, which was below the contracted minimum volume commitment. As a result, the Partnership charged Green Plains Trade $0.5 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against excess volumes in future periods. Prior year credits of $1.1 million expired unused, leaving a cumulative balance of minimum volume deficiency credits available to Green Plains Trade as of March 31, 2023 of $0.5 million. If these credits are unused by Green Plains Trade, they will expire on March 31, 2024. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended March 31,
	2023	2022	% Var.
Product volumes (mmg)
Storage and throughput services	208.1	197.2	5.5%

Terminal services:
Affiliate	26.3	27.3	(3.7)
Non-affiliate	24.6	21.5	14.4
	50.9	48.8	4.3

Railcar capacity billed (daily avg.)	72.7	69.7	4.3

Liquidity and Capital Resources
Total liquidity as of March 31, 2023 consisted of $18.1 million in cash and cash equivalents. Total debt outstanding was $58.6 million, net of debt issuance costs of $0.4 million.

Conference Call Information
On May 4, 2023, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 9 a.m. Eastern time (8 a.m. Central time) to discuss first quarter of 2023 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.210.4215 and 646.960.0269, respectively, and referencing conference ID 5027523. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call will be accessible on Green Plains Partners’ website here.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales, and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, net of interest received, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.8% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.
Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,119	$20,166
Accounts receivable, including from affiliates	19,011	12,997
Other current assets	781	1,410
Total current assets	37,911	34,573
Property and equipment, net	26,572	26,137
Operating lease right-of-use assets	59,490	47,002
Other assets	13,792	13,710
Total assets	$137,765	$121,422

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable, including to affiliates	$7,700	$4,225
Operating lease current liabilities	17,347	14,734
Other current liabilities	6,668	6,710
Total current liabilities	31,715	25,669
Long-term debt	58,588	58,559
Asset retirement obligations	3,660	2,862
Operating lease long-term liabilities	43,874	33,582
Total liabilities	137,837	120,672

Partners' equity (deficit)	(72)	750
Total liabilities and partners' equity (deficit)	$137,765	$121,422

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended March 31,
	2023	2022	% Var.
Revenues
Affiliate	$19,656	$18,095	8.6%
Non-affiliate	1,119	1,005	11.3
Total revenues	20,775	19,100	8.8
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	7,253	5,565	30.3
General and administrative	1,230	1,185	3.8
Depreciation and amortization	816	898	(9.1)
Total operating expenses	9,299	7,648	21.6
Operating income	11,476	11,452	0.2
Interest expense, net	(1,772)	(1,239)	43.0
Income before income taxes and income from equity method investee	9,704	10,213	(5.0)
Income tax benefit (expense)	99	(38)	(360.5)
Income from equity method investee	109	175	(37.7)
Net income	$9,912	$10,350	(4.2)%

Net income attributable to partners' ownership interests
General partner	$198	$207	(4.3)%
Limited partners - common unitholders	9,714	10,143	(4.2)

Earnings per limited partner unit (basic and diluted)
Common units	$0.42	$0.44	(4.5)%

Weighted average limited partner units outstanding (basic and diluted)
Common units	23,227	23,208

Supplemental Revenues Data:
Storage and throughput services	$11,564	$11,558	0.1%
Railcar transportation services	6,309	4,652	35.6
Terminal services	2,077	2,084	(0.3)
Trucking and other	825	806	2.4
Total revenues	$20,775	$19,100	8.8%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$9,912	$10,350
Noncash operating adjustments
Depreciation and amortization	816	898
Other	(265)	(47)
Net change in working capital	(1,600)	(2,277)
Net cash provided by operating activities	8,863	8,924

Cash flows from investing activities
Purchases of property and equipment	(117)	(134)
Net cash used in investing activities	(117)	(134)

Cash flows from financing activities
Payments of distributions	(10,793)	(10,429)
Net payments on long-term debt	—	(1,031)
Net cash used in financing activities	(10,793)	(11,460)

Net change in cash and cash equivalents	(2,047)	(2,670)
Cash and cash equivalents, beginning of period	20,166	17,645
Cash and cash equivalents, end of period	$18,119	$14,975

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended March 31,					LTM March 31,
		2023		2022		2023
Net income		$9,912		$10,350		$40,212
Interest expense, net		1,772		1,239		6,457
Income tax (benefit) expense		(99)		38		(56)
Depreciation and amortization		816		898		4,011
Unit-based compensation expense		59		59		240
Proportional share of EBITDA adjustments of equity method investee (1)		45		45		180
Adjusted EBITDA		12,505		12,629		51,044
Interest paid or payable, net of interest received		(1,772)		(1,239)		(6,457)
Income taxes paid or payable		99		(38)		56
Maintenance capital expenditures		(80)		(132)		(532)
Distributable cash flow (2)		$10,752		$11,220		$44,111

Distributions declared (3)		$10,793		$10,547		$43,054
Coverage ratio	1.00	x	1.06	x	1.02	x

Long-term debt						$58,588
Less: Cash and cash equivalents						18,119
Long-term debt, net of cash and cash equivalents						$40,469
Adjusted EBITDA						$51,044
Leverage ratio					0.79	x

(1) Represents the partnership’s proportional share of depreciation and amortization of its equity method investee.
(2) Distributable cash flow does not include adjustments for the note repurchases on the term loan of $1.0 million for the three months ended March, 31, 2022.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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